Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 15, 2014, among CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC, a Delaware limited liability company (“CERP LLC”), CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC., a Delaware corporation, HARRAH’S LAS VEGAS, LLC, a Nevada limited liability company, HARRAH’S LAUGHLIN, LLC, a Nevada limited liability company, and RIO PROPERTIES, LLC, a Nevada limited liability company (collectively with CERP LLC, the “Co-Issuers”), AC CONFERENCE HOLDCO., LLC, a Delaware limited liability company, AC CONFERENCE NEWCO., LLC, a Delaware limited liability company, CAESARS LINQ, LLC, a Delaware limited liability company, CAESARS OCTAVIUS, LLC, a Delaware limited liability company, FLAMINGO LAS VEGAS OPERATING COMPANY, LLC, a Nevada limited liability company, HARRAH’S ATLANTIC CITY MEZZ 1, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 2, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 3, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 4, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 5, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 6, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 7, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 8, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY MEZZ 9, LLC, a Delaware limited liability company, HARRAH’S ATLANTIC CITY OPERATING COMPANY, LLC, a New Jersey limited liability company, HARRAH’S ATLANTIC CITY PROPCO, LLC, a Delaware limited liability company, OCTAVIUS/LINQ INTERMEDIATE HOLDING, LLC, a Delaware limited liability company, and PARIS LAS VEGAS OPERATING COMPANY, LLC, a Nevada limited liability company (each, a “New Co-Issuer,” and collectively, the “New Co-Issuers”), each a subsidiary of CERP LLC, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Co-Issuers, as issuers, and the New Co-Issuers, as subsidiary guarantors, have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 11, 2013, providing for the issuance of the Issuers’ 11% Second-Priority Senior Secured Notes due 2021 (the “Notes”), initially in the aggregate principal amount of $1,150,000,000; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the New Co-Issuers, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Co-Issuers, the New Co-Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. Each Co-Issuer hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Agreement to Assume Issuer Obligations. Each New Co-Issuer hereby agrees, to unconditionally assume, jointly and severally with all existing Issuers, the Obligations under the Notes and the Indenture as an Issuer (as defined in the Indenture) under the Indenture, and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of an Issuer under the Indenture. For the avoidance of doubt, nothing herein relieves any existing Issuer of its Obligations under the Notes and the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, or for in respect of the recitals contained herein, all of which recitals are made solely by the Co-Issuers.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC CAESARS ENTERTAINMENT RESORT PROPERTIES FINANCE, INC. HARRAH’S LAS VEGAS, LLC HARRAH’S LAUGHLIN, LLC RIO PROPERTIES, LLC

By:	/s/ Donald Colvin
Name: Donald Colvin
Title: Chief Financial Officer

AC CONFERENCE HOLDCO., LLC

AC CONFERENCE NEWCO., LLC

CAESARS LINQ, LLC

CAESARS OCTAVIUS, LLC

FLAMINGO LAS VEGAS OPERATING COMPANY, LLC

HARRAH’S ATLANTIC CITY MEZZ 1, LLC

HARRAH’S ATLANTIC CITY MEZZ 2, LLC

HARRAH’S ATLANTIC CITY MEZZ 3, LLC

HARRAH’S ATLANTIC CITY MEZZ 4, LLC

HARRAH’S ATLANTIC CITY MEZZ 5, LLC

HARRAH’S ATLANTIC CITY MEZZ 6, LLC

HARRAH’S ATLANTIC CITY MEZZ 7, LLC

HARRAH’S ATLANTIC CITY MEZZ 8, LLC

HARRAH’S ATLANTIC CITY MEZZ 9, LLC

HARRAH’S ATLANTIC CITY OPERATING COMPANY, LLC

HARRAH’S ATLANTIC CITY PROPCO, LLC

OCTAVIUS/LINQ INTERMEDIATE HOLDING, LLC

PARIS LAS VEGAS OPERATING COMPANY, LLC

By:	/s/ Donald Colvin
Name: Donald Colvin
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

[Signature Page to Second Supplemental Indenture]